Exhibit 4.3

Shareholder’s Voting rights proxy agreement

SHAREHOLDER'S VOTING RIGHTS

PROXY AGREEMENT

June 14, 2010

Guangzhou, P.R.C

Shareholder’s Voting rights proxy agreement

Shareholder’s Voting Rights Proxy Agreement

This Shareholder’s Voting Rights Proxy Agreement (the “Agreement”)) is entered into on 06/14/2010 by and between:

Party A: Jianping Xu, a male citizen of PRC with ID Card number 420601196208133553, whose domicile is located at No. 55, Guantai Blvd, Nancheng District, Dongguan, GuangDong, PRC, currently owns 100% shares of Guangzhou Dongfang Hospital Co., Ltd.,

Party B: Guangzhou Shouzhi Medical Institution Management Co. Ltd., a wholly-foreign owned enterprise registered in Guangzhou, PRC, the registration number of its Business License is 440101400021828 , and its registered address is 3rd Floor, No.8, South Shian Road, Shijing Street, GuangZhou.

In this Agreement, Party A and Party B are collectively referred to as the “Parties” and each of them is referred to as the “Party”.

WHEREAS:

1
Guangzhou Dongfang Hospital Co., Ltd. ( “Dongfang Hospital”) is an enterprise incorporated and validly existing under the PRC laws, the registration number of its Business License is 44011100013535, and its registered address is No.8, South Shian Road, Shijing Street, GuangZhou.

2	As of the date of this Agreement, Party A is the sole shareholder of Dongfang Hospital and legally holds all of the equity interest of Dongfang Hospital;

3	Party A desires to entrust Party B as his agent to exercise its shareholder’s voting rights of Dongfang Hospital.

4	Party B is willing to accept such entrustment.

Shareholder’s Voting rights proxy agreement

Now therefore, in accordance with laws and regulations of the People’s Republic of China, based on the principle of equality and mutual benefit, it is hereby agreed as follows

Article 1 Shareholder’s Voting Rights Entrustment

1.1
Party A hereby irrevocably entrusts Party B to exclusively exercise the shareholder’s voting rights on his behalf of Dongfang Hospital in accordance with the laws and Dongfang Hospital’s Articles of Association (“Entrusted Rights”), including but not limited to:

1.1.1 Attending shareholders’ meetings of Dongfang Hospital as proxy of the Shareholder;

1.1.2 Exercising voting rights on issues discussed and resolved by the shareholders’ meeting on behalf of the Shareholders, including such issues as the sale of all or part of the equity interests or assets of Dongfang Hospital, the appointment and election of the directors and General Manager etc(the methods of exercising the voting rights includes, but not limited to voting by attending the shareholders’ meetings, or  signing the written shareholders’ resolutions without convening and attending a shareholders’ meeting.

1.1.3  Proposing to convene interim shareholders’ meeting;

1.1.4  Submitting the  proposals of  any shareholders' meeting；

1.1.5  Obtaining and reviewing Dongfang Hospital 's financial, operational, and other information, books and records, including but not limited to accounting books, financial statements, and the resolutions of shareholder and board of directors;

1.1.6  Receiving notices of shareholders’ meeting, actions and proposed actions taken or to be taken by Dongfang Hospital; and

1.1.7  Other shareholders right regarding the management of the company and making decision on the company's affairs  as may be provided in the governing documents of Dongfang Hospital, under PRC law, or otherwise.

Shareholder’s Voting rights proxy agreement

;

1.2	Party A acknowledges and assumes relevant liabilities for any legal consequences of Party B’ exercise of the foregoing Entrusted Rights.

1.3
Party A hereby acknowledges that Party B is not required to seek advice from Party A prior to its exercise of the foregoing Entrusted Rights. However, Party B shall inform Party A in a timely manner after such decision is made.

Article 2  Representations and Warranties

2.1	The Parties hereby make the following representations and warranties to each other as of the date of this Agreement as follows:

2.1.1	It has the power and authorization to enter into this Agreement and perform and observe its obligations hereunder;

2.1.2
It has got all necessary consents, authorities and approvals required from shareholders, directors or any third Party and governmental authorities for executing and performing this Agreement pursuant to the any relevant contract or articles of association or the applicable laws and regulations.

2.1.3	The Agreement consists of valid and legally binding obligations of Parties which are enforceable under the laws and this Agreement.

2.2	Party B hereto represents and warrants to Party A that:

2.2.1	Party B agrees to designate such Proxy Holders pursuant to Article 1 of this Agreement, who shall be authorized on behalf of Party B to exercise the Entrusted Rights pursuant to this Agreement.

2.2.2
Party B agrees that when necessary, it may re-entrust its internal specific person(s) to exercise any or all the Entrusted Rights within the scope provided in Article 1 and such person shall be one of its directors.

2.3	Party A hereto covenants to Party B that:

2.3.1	Regardless of any change in the equity interests of Dongfang Hospital, if Party A still hold the equity interests of Dongfang Hospital, he shall entrust Party B with all shareholder’s rights.

Shareholder’s Voting rights proxy agreement

2.3.2
Party A can not transfer his equity interests of Dongfang Hospital to any Person (other than Party B or the Person designated by Party B). The term “person” used herein shall include any entity, corporation, partnership, joint venture and non-corporate organization.

2.3.3
Party A hereby undertakes and promises not to exercise the Entrusted Rights entrusted to Party B according to Article 1.1 of this Agreement in any manner in any other situation, unless under the instructions of Party B.

2.3.4	Party A shall not enter into any agreement with any other person with respect to the Entrusted Rights.

2.3.5
only upon the prior written consent by Party B, shall Party A be able to increase the registered capital of Dongfang Hospital, and the furhter registered capital shall also be part of the pledged equity..

Article 3 Exercise Of Entrusted Rights

3.1
When necessary, Party B may re-entrust its internal specific person(s) to exercise any or all the Entrusted Rights within the scope provided in Article 1, which re-entrustment Party A acknowledges and agrees to assume the appropriate legal responsibilities.

3.2
Party A shall provide adequate assistance to the exercise of the Entrusted Rights by Party B, including timely executing of the written decisions of the shareholder of Dongfang Hospital or other pertinent legal documents when necessary;

3.3
If at any time during the term of this Agreement, the entrustment or exercise of the Entrusted Rights under this Agreement is unenforceable for any reason other than the breach of the Shareholder or Dongfang Hospital, the Parties shall immediately seek a most similar substitute for the unenforceable provision and, if necessary, enter into supplementary agreement to amend or adjust the provisions herein, in order to ensure the realization of the purpose of this Agreement.

Shareholder’s Voting rights proxy agreement

Article 4 Compensation

4.1
 The Parties acknowledge that Party B shall not be requested to be liable for or compensate (monetary or otherwise) other Parties or any third party due to exercise of Entrusted Rights under this Agreement.

4.2
Party A agrees to compensate Party B for and hold it harmless against all losses incurred or likely to be incurred by it due to exercise of the Entrusted Rights, including without limitation any loss resulting from any litigation, demand payment, arbitration or claim initiated or raised by any third party against it or from administrative investigation or penalty of governmental authorities. However, Party A will not compensate for losses incurred due to willful misconduct or gross negligence of Party B.

Article 5  Term of this Agreement:

5.1	This Agreement shall come into effect upon the seal and authorized signature of both parties and shall remain effective thereafter.

5.2	This Agreement may not be terminated, except:

a)	With the unanimous consent of the parties;

b)	With the consent of Party B, after thirty (30) days have elapsed commencing from Party B, without further liability to it, giving a written notice to the other parties to terminate this Agreement; or

c)	Upon the completion of the acquisition by Party B of all assets or equity interests of Dongfang Hospital.

Article 6  Applicable Law

This Agreement will be governed by the law of People's Republic of China.

Shareholder’s Voting rights proxy agreement

Article 7  Settlement of Disputes

All disputes arising out of or in connection with this Agreement shall be settled by the parties through friendly negotiation. In the event said disputes can not be settled through friendly negotiation, either Party may submit the dispute to arbitration to be conducted by South-China Sub-Commission of China International Economic and Trade Arbitration Commission in Shenzhen in accordance with its then current arbitration rules. The arbitral award shall be final and binding.

Article 8  Miscellaneous

8.1  Amendment, Modification and Supplement:

Any amendment and supplement of this Agreement shall be made by the Parties in writing. The amendment and supplement duly executed by each Party shall be deemed as a part of this Agreement.

8.2  Transfer

Without prior written consent from Party B, Party A can not subcontract, authorize, assign or transfer its rights or delegate its duties or obligations under this Agreement to any third party or affiliated company.  In addition to the other rights provided herein, Party B may assign its rights or delegate its duties or obligations under this Agreement to any other person.  Any unauthorized or attempted transfers by Party A are invalid.

8.3  Partial invalidity

If, at any time, any provision hereof is or becomes unenforceable in any respect under the law of any jurisdiction, which is not in any way effected, the provisions remain valid.

8.4  Waivers

Waivers in writing signed by both parties are considered valid. No failure to exercise on the part of either party, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

Shareholder’s Voting rights proxy agreement

8.5  Successor

This Agreement shall bind and benefit the heirs, representatives, successors or the permitted transferees of each Party.

8.6  Languages

This Agreement has been written and signed between the Parties in English and Chinese languages. Both language versions shall be equally authentic. If there are any discrepancy or conflicts between two versions, Chinese version shall prevail.

8.7  Copies of Agreement

This Agreement is signed in four copies, each party holds one copy, and DONGFANG Hospital holds one, others for relevant procedures. Either one is considered as original and has the same legal effect.

In witness hereof, the Agreement is duly executed by the parties hereto on the date first written above.

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Party A: Jianping Xu(signature):

/s/ Jianping Xu

Party B: Guangzhou Shouzhi Medical Institution Management Co. Ltd. (seal)

Legal representative or Authorized representative(Signature)

/s/ Jianping Xu

This terms and conditions of the Agreement is agreed and accepted by Guangzhou Dongfang Hospital Co., Ltd.

Guangzhou Dongfang Hospital Co., Ltd (seal)

Legal representative or Authorized representative(Signature)

Shareholder’s Voting rights proxy agreement

/s/ Jianping Xu

Date: June 14, 2010